Exhibit 99.1

PerkinElmer Announces Financial Results for the Second Quarter of 2009

WALTHAM, Mass.--(BUSINESS WIRE)--July 30, 2009--PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today reported financial results for the second quarter ended July 5, 2009. The Company reported GAAP earnings per share from continuing operations of $0.20. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share of $0.28, exceeding the Company’s prior guidance of $0.25-$0.27.

Revenue from continuing operations in the second quarter of 2009 was $434.6 million, a decrease of 14% as compared to the same period a year ago. Foreign exchange rates had an unfavorable impact of 6% and acquisitions had a favorable impact of 1%, therefore organic revenue declined by 9% as compared to the second quarter of 2008. Revenue from continuing operations in the Human Health and Environmental Health segments decreased by 9% and 17%, respectively, as compared to the same period a year ago. Organic revenue in the Human Health segment declined by 4% and organic revenue in the Environmental Health segment declined by 13% as compared to the same period a year ago.

GAAP operating profit from continuing operations for the second quarter of 2009 was $37.9 million, compared to $44.7 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, adjusted operating profit was $52.2 million as compared to $59.6 million in the second quarter of 2008. As a percentage of revenue, adjusted operating profit increased 20 basis points as compared to the second quarter of 2008.

GAAP earnings per share from continuing operations for the second quarter of 2009 was $0.20 as compared to $0.25 for the same period in 2008. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, adjusted earnings per share was $0.28, which was down 15% as compared to $0.33 in the second quarter of 2008, including an increase in the effective tax rate due to a shift in the mix of profits by geography.

For the second quarter of 2009, operating cash flow from continuing operations was $39.4 million. The Company terminated its accounts receivable securitization facility and repaid the outstanding balance of $30.0 million in the second quarter of 2009, resulting in an unfavorable impact to operating cash flow. On a non-GAAP basis, which excludes the repayment of this borrowing facility, the adjusted operating cash flow was $69.4 million in the second quarter of 2009.

Financial Overview by Reporting Segment

Human Health reported revenue of $184.9 million for the second quarter of 2009. The segment’s GAAP operating profit was $24.1 million, compared to $19.6 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment’s adjusted operating profit was $35.0 million, as compared to $31.1 million in the second quarter of 2008. As a percentage of revenue, the segment’s adjusted operating profit increased 360 basis points as compared to the second quarter of 2008.

Environmental Health reported revenue of $249.7 million for the second quarter of 2009. The segment’s GAAP operating profit was $22.5 million, compared to $36.3 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment’s adjusted operating profit was $25.8 million, as compared to $39.8 million in the second quarter of 2008. As a percentage of revenue, the segment’s adjusted operating profit decreased 290 basis points as compared to the second quarter of 2008.

“Overall, we are pleased with our results in the quarter. In spite of a difficult economic climate, our continued focus on innovation and execution contributed to a solid financial performance, highlighted by year-over-year adjusted operating margin expansion and healthy operating cash flow generation,” said Robert Friel, chairman and CEO of PerkinElmer. “As we look toward the second half of 2009, we believe that we will see continued growth in research, diagnostic screening, food and consumer safety testing and laboratory services. However, due to continued constraints on capital spending impacting our medical imaging business and a higher tax rate than forecasted, we believe achieving the high-end of our original guidance is unlikely, therefore, we are narrowing our full year revenue and earnings guidance.”

Financial Guidance

For the full year 2009, the Company forecasts a mid single digit decline in organic revenue relative to 2008. The Company forecasts GAAP earnings per share from continuing operations in the range of $0.81 to $0.87 and on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, adjusted earnings per share from continuing operations in the range of $1.18 to $1.24.

Conference Call Information

The Company will discuss its second quarter results and its outlook for business trends in a conference call on July 30, 2009 at 5:00 p.m. Eastern Time (ET). To access the call, please dial (617) 213-8858 prior to the scheduled conference call time and provide the access code 11695866. A replay of this conference call will be available approximately two hours after the call. The replay phone number is (617) 801-6888 and the code number is 25263893.

A live audio webcast of the call will be available on the Investor section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site for a two week period beginning approximately two hours after the call.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products decline or do not grow as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products may expose us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with health care industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) significant disruption in our information technology systems; (18) restrictions in our credit agreements; (19) our ability to realize the full value of our intangible assets; (20) significant fluctuations in our stock price; (21) reduction or elimination of dividends on our common stock; and (22) other factors which we describe under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The Company reported revenue of approximately $2 billion in 2008, has around 8,500 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	July 5, 2009	June 29, 2008	July 5, 2009	June 29, 2008

Sales	$434,575	$504,965	$866,149	$963,685

Cost of sales	247,102	289,935	490,721	556,541
Research and development expenses	25,568	28,924	51,541	56,771
Selling, general and administrative expenses	123,962	141,750	252,376	272,584
Restructuring and lease (reversals) charges	-	(305)	7,823	(305)

Operating income from continuing operations	37,943	44,661	63,688	78,094

Interest income	(176)	(827)	(653)	(2,185)
Interest expense	4,229	5,746	8,817	12,064
Gains on dispositions of investments, net	-	(269)	-	(1,158)
Other expense, net	128	299	854	1,538

Income from continuing operations before income taxes	33,762	39,712	54,670	67,835

Provision for income taxes	10,807	10,120	16,654	17,504

Net income from continuing operations	22,955	29,592	38,016	50,331

(Loss) income from discontinued operations, net of income taxes	(1,051)	904	(3,964)	672
Loss on disposition of discontinued operations, net of income taxes	(399)	(6,790)	(1,988)	(7,159)

Net income	$21,505	$23,706	$32,064	$43,844

Diluted earnings (loss) per share:
Continuing operations	$0.20	$0.25	$0.33	$0.42

(Loss) income from discontinued operations, net of income taxes	(0.01)	0.01	(0.03)	0.01
Loss on disposition of discontinued operations, net of income taxes	(0.00)	(0.06)	(0.02)	(0.06)

Net income	$0.18	$0.20	$0.28	$0.37

Weighted average diluted shares of common stock outstanding	116,268	119,263	116,410	118,861

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

GAAP diluted EPS from continuing operations	$0.20	$0.25
Amortization of intangible assets, net of income taxes	0.08	0.08
Purchase accounting adjustments, net of income taxes	0.00	0.00
Restructuring and lease (reversals) charges, net of income taxes	-	(0.00)
Adjusted EPS	$0.28	$0.33

PerkinElmer, Inc. and Subsidiaries
SALES AND OPERATING PROFIT (LOSS)

		Three Months Ended		Six Months Ended
(In thousands)		July 5, 2009	June 29, 2008	July 5, 2009	June 29, 2008

Human Health	Sales	$184,850	$203,913	$362,114	$384,002
	OP$ reported	24,069	19,629	36,756	31,462
	OP% reported	13.0%	9.6%	10.2%	8.2%
	Amortization of intangible assets	10,227	10,542	20,006	20,407
	Purchase accounting adjustments	718	936	1,083	2,289
	Restructuring charges	-	39	4,774	39
	OP$ adjusted	35,014	31,146	62,619	54,197
	OP% adjusted	18.9%	15.3%	17.3%	14.1%

Environmental Health	Sales	249,725	301,052	504,035	579,683
	OP$ reported	22,486	36,320	43,117	67,956
	OP% reported	9.0%	12.1%	8.6%	11.7%
	Amortization of intangible assets	3,792	3,815	7,418	7,535
	Purchase accounting adjustments	(456)	-	596	-
	Restructuring and lease (reversals) charges	-	(344)	3,049	(344)
	OP$ adjusted	25,822	39,791	54,180	75,147
	OP% adjusted	10.3%	13.2%	10.7%	13.0%

Corporate	OP$ reported	(8,612)	(11,288)	(16,185)	(21,324)

Continuing Operations	Sales	$434,575	$504,965	$866,149	$963,685
	OP$ reported	37,943	44,661	63,688	78,094
	OP% reported	8.7%	8.8%	7.4%	8.1%
	Amortization of intangible assets	14,019	14,357	27,424	27,942
	Purchase accounting adjustments	262	936	1,679	2,289
	Restructuring and lease (reversals) charges	-	(305)	7,823	(305)
	OP$ adjusted	$52,224	$59,649	$100,614	$108,020
	OP% adjusted	12.0%	11.8%	11.6%	11.2%

SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In thousands)	July 5, 2009	April 5, 2009	December 28, 2008

Current assets:
Cash and cash equivalents	$151,339	$162,049	$179,110
Accounts receivable, net	328,228	292,105	327,636
Inventories, net	216,320	204,172	197,967
Other current assets	107,447	107,817	111,087
Current assets of discontinued operations	16,620	14,382	14,947
Total current assets	819,954	780,525	830,747

Property, plant and equipment, net:
At cost	581,471	560,549	570,257
Accumulated depreciation	(380,601)	(362,205)	(365,843)
Property, plant and equipment, net	200,870	198,344	204,414
Marketable securities and investments	2,031	3,078	3,459
Intangible assets, net	456,363	449,493	452,473
Goodwill	1,425,437	1,385,268	1,396,292
Other assets, net	35,747	36,286	38,760
Long-term assets of discontinued operations	5,471	5,499	5,622
Total assets	$2,945,873	$2,858,493	$2,931,767

Current liabilities:
Short-term debt	$-	$40	$40
Accounts payable	153,905	143,347	169,447
Accrued restructuring and integration costs	9,017	10,845	5,904
Accrued expenses	317,197	297,954	323,815
Current liabilities of discontinued operations	16,689	16,659	17,036
Total current liabilities	496,808	468,845	516,242

Long-term debt	524,000	544,030	509,040
Long-term liabilities	347,472	330,317	335,354
Long-term liabilities of discontinued operations	3,261	2,900	3,188
Total liabilities	1,371,541	1,346,092	1,363,824

Commitments and contingencies

Total stockholders' equity	1,574,332	1,512,401	1,567,943
Total liabilities and stockholders' equity	$2,945,873	$2,858,493	$2,931,767

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
	July 5, 2009	June 29, 2008	July 5, 2009	June 29, 2008
(In thousands)

Operating activities:
Net income	$21,505	$23,706	$32,064	$43,844
Add: loss (income) from discontinued operations, net of income taxes	1,051	(904)	3,964	(672)
Add: loss on disposition of discontinued operations, net of income taxes	399	6,790	1,988	7,159
Net income from continuing operations	22,955	29,592	38,016	50,331
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	4,359	3,063	8,165	8,272
Restructuring and lease (reversals) charges	-	(305)	7,823	(305)
Amortization of deferred debt issuance costs	635	416	1,270	797
Depreciation and amortization	22,278	22,319	43,879	43,916
Amortization of acquired inventory revaluation	-	-	215	-
Gains on dispositions, net	-	(269)	-	(1,158)
Changes in operating assets and liabilities:
Accounts receivable, net	(23,166)	246	(2,760)	7,199
Inventories, net	(1,589)	(334)	(14,116)	(11,761)
Accounts payable	6,061	2,360	(14,723)	6,317
Accrued expenses and other	7,850	14,796	(9,559)	(6,862)
Net cash provided by operating activities of continuing operations	39,383	71,884	58,210	96,746
Net cash (used in) provided by operating activities of discontinued operations	(3,108)	7,373	(6,990)	(1,884)
Net cash provided by operating activities	36,275	79,257	51,220	94,862

Investing activities:
Capital expenditures	(7,415)	(11,193)	(13,047)	(17,896)
Changes in restricted cash balances	-	-	1,412	-
Payments for business development activity	-	(4)	-	(148)
Proceeds from disposition of investments, net	-	269	-	1,158
Payments for acquisitions and investments, net of cash and cash equivalents acquired	(20,911)	(10,126)	(49,222)	(86,358)
Net cash used in investing activities of continuing operations	(28,326)	(21,054)	(60,857)	(103,244)
Net cash used in investing activities of discontinued operations	(175)	(952)	(175)	(1,573)
Net cash used in investing activities	(28,501)	(22,006)	(61,032)	(104,817)

Financing Activities:
Payments on debt	(114,047)	(205,500)	(185,611)	(510,500)
Proceeds from borrowings	92,000	10,500	197,000	365,500
Proceeds from the sale of senior subordinated debt	-	150,000	-	150,000
Payments of debt issuance costs	-	(1,256)	(7)	(1,841)
Settlement of cash flow hedges	-	(11,702)	-	(11,702)
Payments on other credit facilities	(71)	(483)	(81)	(499)
Tax benefit from exercise of common stock options	101	104	25	108
Proceeds from issuance of common stock under stock plans	1,775	17,722	2,079	18,368
Purchases of common stock	(10)	-	(14,587)	(408)
Dividends paid	(8,153)	(8,251)	(16,358)	(16,487)
Net cash used in financing activities	(28,405)	(48,866)	(17,540)	(7,461)

Effect of exchange rate changes on cash and cash equivalents	9,921	(196)	(419)	7,519

Net (decrease) increase in cash and cash equivalents	(10,710)	8,189	(27,771)	(9,897)
Cash and cash equivalents at beginning of period	162,049	185,262	179,110	203,348
Cash and cash equivalents at end of period	$151,339	$193,451	$151,339	$193,451

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	PKI
	Three Months Ended
	June 09		June 08
Adjusted gross margin:
GAAP gross margin	$187.5	43.1%	$215.0	42.6%
Amortization of intangible assets	9.2	2.1%	9.6	1.9%
Purchase accounting adjustments	0.2	0.0%	0.9	0.2%
Adjusted gross margin	$196.8	45.3%	$225.6	44.7%

Adjusted SG&A:
GAAP SG&A	$124.0	28.5%	$141.8	28.1%
Amortization of intangible assets	(4.3)	-1.0%	(4.2)	-0.8%
Purchase accounting adjustments	(0.1)	0.0%	-	0.0%
Adjusted SG&A	$119.5	27.5%	$137.6	27.2%

Adjusted R&D:
GAAP R&D	$25.6	5.9%	$28.9	5.7%
Amortization of intangible assets	(0.5)	-0.1%	(0.6)	-0.1%
Adjusted R&D	$25.1	5.8%	$28.4	5.6%

Adjusted operating profit:
GAAP operating profit	$37.9	8.7%	$44.7	8.8%
Amortization of intangible assets	14.0	3.2%	14.4	2.8%
Purchase accounting adjustments	0.3	0.1%	0.9	0.2%
Restructuring and lease (reversals) charges	-	0.0%	(0.3)	-0.1%
Adjusted operating profit	$52.2	12.0%	$59.6	11.8%

	PKI
	Three Months Ended
	June 09		June 08
Adjusted operating cash flow:
GAAP operating cash flow from continuing operations	$39.4		$71.9
Effects of changes in A/R securitization facility	30.0		-
Adjusted operating cash flow	$69.4		$71.9

	PKI
	Three Months Ended
	June 09		June 08
Adjusted EPS:
GAAP EPS	$0.18		$0.20
Discontinued operations	(0.01)		(0.05)
GAAP EPS from continuing operations	0.20		0.25
Amortization of intangible assets, net of income taxes	0.08		0.08
Purchase accounting adjustments, net of income taxes	0.00		0.00
Restructuring and lease (reversals) charges, net of income taxes	-		(0.00)
Adjusted EPS	$0.28		$0.33

	PKI

	FY 09		FY 08

Adjusted EPS:	Projected
GAAP EPS	$0.77 - 0.82		$1.07
Discontinued operations	(0.05)		0.01
GAAP EPS from continuing operations	$0.81 - 0.87		1.06
Amortization of intangible assets, net of income taxes	0.31		0.30
Discontinuance of interest rate contract related to acquisition financing, net of income taxes	-		0.09
Purchase accounting adjustments, net of income taxes	0.01		0.02
Tax benefit from audit settlements	-		(0.12)
Restructuring and lease (reversals) charges, net of income taxes	0.05		0.04
Adjusted EPS	$1.18 - 1.24		$1.39

	Human Health
	Three Months Ended
	June 09		June 08
Adjusted operating profit:
GAAP operating profit	$24.1	13.0%	$19.6	9.6%
Amortization of intangible assets	10.2	5.5%	10.5	5.2%
Purchase accounting adjustments	0.7	0.4%	0.9	0.5%
Restructuring charges	-	0.0%	0.0	0.0%
Adjusted operating profit	$35.0	18.9%	$31.1	15.3%

	Environmental Health
	Three Months Ended
	June 09		June 08
Adjusted operating profit:
GAAP operating profit	$22.5	9.0%	$36.3	12.1%
Amortization of intangible assets	3.8	1.5%	3.8	1.3%
Purchase accounting adjustments	(0.5)	-0.2%	-	0.0%
Restructuring and lease (reversals) charges	-	0.0%	(0.3)	-0.1%
Adjusted operating profit	$25.8	10.3%	$39.8	13.2%

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Human Health
Q209
Organic revenue growth:
Reported revenue growth	-9%
Less effect of foreign exchange rates	-6%
Less effect of acquisitions	0%
Organic revenue growth	-4%

Environmental Health
Q209
Organic revenue growth:
Reported revenue growth	-17%
Less effect of foreign exchange rates	-6%
Less effect of acquisitions	1%
Organic revenue growth	-13%

PKI
Q209
Organic revenue growth:
Reported revenue growth	-14%
Less effect of foreign exchange rates	-6%
Less effect of acquisitions	1%
Organic revenue growth	-9%

Organic Revenue and Organic Revenue Growth

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency translation and acquisitions. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term performance trends and to assess our ability to invest in the business. Organic revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. We exclude the effect of foreign currency translation from these measures because foreign currency translation is subject to volatility and can obscure underlying trends. We exclude the effect of acquisitions because acquisition activity can vary dramatically between reporting periods and between us and our peers, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations.

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets, and including estimated revenue from contracts acquired in the acquisition of ViaCell, Inc., or ViaCell, that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in the business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, and contingent consideration and other costs related to business acquisitions. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets and contingent consideration and other costs related to business acquisitions from these measures because intangibles amortization charges and contingent consideration and other costs related to business acquisitions do not represent what our management and what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure.

Adjusted Research and Development (R&D) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level.

Adjusted Operating Profit and Adjusted Operating Profit Margin

We use the term “adjusted operating profit” to refer to GAAP operating profit, excluding amortization of intangible assets, contingent consideration and other costs related to business acquisitions, and restructuring and lease (reversals) charges, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted operating profit is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, and restructuring and lease (reversals) charges from adjusted gross margin. We use the related term “adjusted operating profit margin” to refer to adjusted operating profit as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating profit also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating profit to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We exclude restructuring and lease (reversals) charges because they tend to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Earnings per Share

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, contingent consideration and other costs related to business acquisitions, and restructuring and lease (reversals) charges, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted earnings per share is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, restructuring and lease (reversals) charges, other income/expense and provision for taxes from adjusted gross margin. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, contingent consideration and other costs related to business acquisitions, and restructuring and lease (reversals) charges as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Operating Cash Flow

We use the term “adjusted operating cash flow” to refer to GAAP operating cash flow from continuing operations, excluding the effect of changes in the terminated accounts receivable securitization facility. We believe that this non-GAAP measure, when taken together with our GAAP financial measure, allows us and our investors to better evaluate the long-term performance trends and to assess our ability to invest in the business. Adjusted operating cash flow also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. We exclude the effect of changes in the terminated accounts receivable securitization facility from this measure because changes in our accounts receivable securitization facility can vary dramatically by quarter and between us and our peers and can obscure underlying trends, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations.

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The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

CONTACT:
Investor Relations:
PerkinElmer, Inc.
David C. Francisco, 781-663-5677
dave.francisco@perkinelmer.com
or
Media Contact:
PerkinElmer, Inc.
Stephanie R. Wasco, 781-663-5701
stephanie.wasco@perkinelmer.com
or
Additional Media Contact:
Porter Novelli
Kate Weiss, 617-897-8255
kweiss@pnlifesciences.com